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                                                                   Exhibit 23.01

                              September 30, 1997

SEC


          Re:  Choice Hotels Franchising, Inc.; Common Stock., par value $.01
               --------------------------------------------------------------
               per share
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Gentlemen:


     I am General Counsel of Choice Hotels Franchising, Inc. (the "Company") and I have examined the Registration Statement on Form S-8 (the "Registration Statement"), to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1993, as amended, of (i) 7,100,000 shares of Common Stock, par value $.01 per share (the "1997 Plan Shares"), to be issued by the Company under the Choice Hotels Franchising, Inc. 1997 Long-Term Incentive Plan (the "1997 Plan"); and up to 500,000 shares of Common Stock, par value $.01 per share (the "Employee Plan Shares"), to be issued by the Company under the Choice Hotels Franchising, Inc. Employee Stock Purchase Plan (the "Employee Plan").

     I am familiar with the proceedings undertaken in connection with the authorization of the 1997 Plan Shares under the 1997 Plan and the authorization of the Employee Plan Shares under the Employee Plan. Additionally, I have examined such questions of law and fact as I have considered necessary or appropriate for purposes of this opinion.

     I am opining herein as to the effect on the subject transaction of only the General Corporation Law of the State of Delaware and I express no opinion with respect to the applicability thereto or the effect thereon of any other laws or as to any matters of municipal law or any other local agencies within any state.

     Subject to the foregoing and in reliance thereon, it is my opinion that:

     (i) Upon the exercise of options granted pursuant to the 1997 Plan and subject to the Company completing all actions and proceedings required on its part to be taken prior to the issuance of the 1997 Plan Shares pursuant to the terms of the 1997 Plan and the Registration Statement, including, without limitation, collection of required payment for such shares, the 1997 Plan Shares will be validly issued, fully paid and non-assessable securities of the Company; and

     (ii) Upon the issuance of the Employee Plan Shares pursuant to the Employee Plan and subject to the Company completing all actions and proceedings required on its part to be taken prior to the issuance of the Employee Plan Shares pursuant to the terms of the Employee Plan and the Registration Statement, including, without limitation, collection of required payment for such shares, the Employee Plan Shares will be validly issued, fully paid and non-assessable securities of the Company.

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     I consent to your opinion as an exhibit to the Registration Statement and to the reference to this opinion centered under the heading "Legal Matters."

                                    Very truly yours,








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